Exhibit 99.1

Pope Resources Reports First Quarter Income of $3.5 Million

POULSBO, Wash.--(BUSINESS WIRE)--April 29, 2013--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $3.5 million, or $0.76 per diluted ownership unit, on revenue of $16.7 million for the quarter ended March 31, 2013. This compares to net income attributable to unitholders of $1.2 million, or $0.27 per diluted ownership unit, on revenue of $8.8 million for the comparable period in 2012.

Cash provided by operations for the quarter ended March 31, 2013 was $4.5 million, compared to $2.0 million for the first quarter of 2012.

“Revenue for the first quarter of 2013 was almost double what it was for the first quarter of last year due to healthy competition for our logs by both domestic and export customers,” said David L. Nunes, President and CEO. “Strong log export demand coupled with continued improvements in U.S. housing starts pushed up log prices across all softwood sawlog grades, prompting us to front-load more of our planned harvest for 2013, in contrast to the more restrained posture we adopted in the first quarter of 2012.”

First quarter highlights

  Harvest volume was 26.5 million board feet (MMBF) in Q1 2013 compared to 14.5 MMBF in Q1 2012, an 82% increase.
  Average realized log price per thousand board feet (MBF) was $610 in Q1 2013 compared to $559 per MBF in Q1 2012, a 9% increase.
  Fund properties contributed 35% of Q1 2013 harvest volume, compared to 19% in Q1 2012.
  Mix of harvest volume sold to export markets in Q1 2013 declined to 26% from 50% in Q1 2012, while mix of harvest volume sold to domestic markets increased to 58% in Q1 2013 from 33% in Q1 2012.
  The percentage of total harvest comprised of Douglas-fir logs dropped to 69% in Q1 2013 from 77% in Q1 2012, with a corresponding increase in the whitewood component to 13% in Q1 2013 from 6% in Q1 2012. This shift in species mix is consistent with the higher weighting of total harvest toward Fund properties in Q1 2013.
  No acquisitions of timberland by Fund III during Q1 2013.
  No Real Estate land sales occurred during Q1 2013 or in Q1 2012.
  High-level agreement reached with Washington State’s Department of Ecology on scope of environmental clean-up of Port Gamble.

First quarter operating results

Fee Timber:

Fee Timber operating income for the first quarter of 2013 was $6.3 million compared to $3.2 million for the first quarter of 2012. This 99% increase in segment operating income was due to the increases in harvest volume and log prices cited above. As has often been the case, our first quarter log production was relatively strong as we front-loaded our planned annual harvest to take advantage of our high proportion of low-elevation timberlands that allow for winter logging. In 2013, this capability allowed us to respond to strong demand from export and domestic buyers. In 2012 export markets in particular were softer, thus resulting in a more restrained posture in our first quarter harvest activities.

Timberland Management & Consulting (TM&C):

Our TM&C segment generates revenue through the management of three private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s role as general partner or managing member of the funds. Consolidating these funds into the Partnership’s financial statements results in the elimination of all management fees earned by the Partnership, with a corresponding decrease in operating expenses in the Fee Timber segment. Following this consolidation for external reporting purposes, we eliminated $673,000 and $476,000 of timber fund management fees for the quarters ended March 31, 2013 and March 31, 2012, respectively, TM&C had no reportable revenue in the first quarter of either 2013 or 2012. Operating losses generated by the TM&C segment for the quarters ended March 31, 2013 and 2012 totaled $512,000 and $384,000, respectively, after eliminating revenue earned from managing the funds.

Our three funds collectively own 80,000 acres and have $231 million in assets under management. Following Fund III’s third quarter 2012 close and the fourth quarter 2012 acquisition of its first property, this fund has $134 million of its original $180 million capital commitment remaining to invest. Our portion of this remaining capital commitment is $6.7 million, which will be drawn down as properties are acquired over the fund’s three-year drawdown period.

Real Estate:

The operating loss of $851,000 posted by our Real Estate segment for the first quarter of 2013 was 53% more than the $557,000 operating loss for 2012’s first quarter. The bulk of this increase in loss resulted from costs associated with putting forward the new master development plan for Port Gamble.

General & Administrative (G&A):

G&A expenses for Q1 2013 were $1.2 million which is consistent with the same period in 2012.

Outlook

We expect our harvest volume for the year to be between 84 and 88 MMBF, depending on log market conditions for the balance of the year.

Further, we anticipate that a number of land sales currently in the pipeline to close in 2013 will boost net income for 2013 significantly above 2012 levels.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 196,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three timberland investment funds, for which we earn management fees. These timberland investment vehicles provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing these vehicles for the third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations; our ability to consummate various real estate transactions currently under contract or in negotiation on the terms management expects; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(all amounts in $000's, except per unit amounts)

	Three months ended March 31,
	2013	2012

Revenue	$16,718	$8,804
Costs and expenses:
Cost of sales	(8,864)	(4,418)
Operating expenses	(4,096)	(3,316)
Operating income	$3,758	$1,070
Interest expense, net	(522)	(523)
Capitalized interest	167	130
Income before income taxes	3,403	677
Income tax benefit	14	36
Net income	3,417	713
Net loss attributable to noncontrolling interests	67	493
Net income attributable to Pope Resources' unitholders	$3,484	$1,206

Average units outstanding - Basic	4,366	4,345
Average units outstanding - Diluted	4,366	4,347

Basic net income per unit	$0.76	$0.27
Diluted net income per unit	$0.76	$0.27

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	March 31, 2013				December 31, 2012

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$3,454	$449	$-	$3,903	$3,779
Other current assets	5,417	770	(525)	5,662	3,475
Total current assets	8,871	1,219	(525)	9,565	7,254
Timber and roads, net	33,340	147,423	-	180,763	183,287
Timberlands	14,889	26,312	-	41,201	41,201
Buildings and equipment, net	6,013	-	-	6,013	6,154
Land held for development	28,328	-	-	28,328	29,039
Investment in ORM Timber Funds	27,483	-	(27,483)	-	-
Other assets	440	107	-	547	564
Total	$119,364	$175,061	($28,008)	$266,417	$267,499
Liabilities and equity:
Current liabilities	5,191	1,462	($525)	$6,128	6,847
Current portion of long-term debt	103	28	-	131	125
Current portion of environmental remediation	671	-	-	671	750
Total current liabilities	5,965	1,490	(525)	6,930	7,722
Long-term debt	32,681	11,000	-	43,681	43,710
Environmental remediation	13,193	-	-	13,193	13,193
Other long-term liabilities	188	-	-	188	233
Total liabilities	52,027	12,490	(525)	63,992	64,858
Partners' capital	67,337	162,571	(163,906)	66,002	64,223
Noncontrolling interests	-	-	136,423	136,423	138,418
Total	$119,364	$175,061	($28,008)	$266,417	$267,499

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended March 31,
	2013	2012

Net income	$3,417	$713
Added back:
Depletion	2,684	1,386
Depreciation and amortization	170	170
Equity-based compensation	536	371
Capitalized development activities	(325)	(205)
Deferred taxes	(32)	(23)
Cost of land sold	6	-
Disposal of capital assets	57	-
Change in operating accounts	(1,964)	(388)
Cash provided by operations	$4,549	$2,024

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended March 31,
	2013	2012

Revenue:
Partnership Fee Timber	$11,064	$6,969
Funds Fee Timber	5,378	1,536
Total Fee Timber	16,442	8,505
Timberland Management & Consulting (TM&C)	-	-
Real Estate	276	299
Total	16,718	8,804
Operating income (loss):
Fee Timber	6,314	3,175
TM&C	(512)	(384)
Real Estate	(851)	(557)
General & administrative	(1,193)	(1,164)
Total	$3,758	$1,070

SELECTED STATISTICS

	Three months ended March 31,
	2013	2012
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	18.3	11.1
Whitewood	3.6	0.9
Cedar	0.4	0.1
Hardwood	0.6	0.4
Pulpwood
All species	3.6	2.0
Total	26.5	14.5

Log sale volumes by destination (million board feet):
Export	6.9	7.3
Domestic	15.4	4.8
Hardwood	0.6	0.4
Pulpwood	3.6	2.0
Subtotal log sale volumes	26.5	14.5

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	670	587
Whitewood	587	486
Cedar	1,125	953
Hardwood	519	585
Pulpwood
All species	286	418
Overall	610	559

Average price realizations by destination (per thousand board feet):
Export	672	609
Domestic	662	542
Hardwood	519	585
Pulpwood	286	418
Overall log sales	610	559

Owned timber acres	113,000	114,000
Acres owned by Funds	80,000	61,000
Depletion per MBF -Partnership Tree Farms	55	60
Depletion per MBF -Fund Tree Farms	187	243
Capital and development expenditures ($000's)	558	578

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q1 2013 vs.	Q1 2013 vs.
	Q1 2012	Q4 2012
Net income (loss) attributable to Pope Resources' unitholders:
1st Quarter 2013	$3,484	$3,484
4th Quarter 2012		(295)
1st Quarter 2012	1,206
Variance	$2,278	$3,779

Detail of earnings variance:
Fee Timber
Log volumes (A)	$6,683	$4,488
Log price realizations (B)	1,349	1,905
Production costs	(3,138)	(1,653)
Depletion	(1,298)	121
Other Fee Timber	(457)	(164)
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	(128)	(122)
Real Estate
Other Real Estate	(294)	(479)
General & administrative costs	(29)	(23)
Net interest expense	38	(14)
Taxes	(22)	31
Noncontrolling interest	(426)	(311)
Total variance	$2,278	$3,779

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax 360-697-1156